EXHIBIT 99

                   PRESS RELEASE OF COMTEX NEWS NETWORK, INC.

[GRAPHIC OMITTED]                             NEWS RELEASE
                                              Release: IMMEDIATE
                                              For:     Comtex News Network, Inc.
Contact: Amber Gordon                                  (Symbol: CMTX)
         703-820-2000

                       COMTEX PLANS MOVE TO NEW YORK CITY;
                          ANNOUNCES MANAGEMENT CHANGES


ALEXANDRIA, VA, August 5, 2003 - Comtex News Network, Inc. (OTC BB: CMTX) today announced that its executive, marketing and sales offices will be moving to New York City. The Company's publishing, client services, finance and technology centers will remain in Virginia.

         "This is a time of exciting changes for Comtex," said Chairman Stephen
W. Ellis. "Our strategic growth plan emphasizes that the need for targeted, fast, and accurate news and information continues to increase. This type of mission critical, filtered news and information is especially vital to the investment community, one of our key markets," he added. "Our presence in New York City is important to the overall growth plans for the Company."

         Ms. Dee McGonagle, Vice President of Publisher Relations, has been appointed General Manager of Comtex's operations in Virginia. It was also announced that Mr. Raymond Capece, named President in April 2003, has elected not to relocate to New York, and has resigned as President and CEO, but will continue to assist Comtex with its transition for the next few months.

About Comtex

Comtex is the leading wholesaler of real-time news and related content for the world's leading financial and business information distributors. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines, filters and distributes news and content received from more than 10,000 national and international news bureaus, agencies and publications. The resulting news and content products - with embedded stock tickers, key words, standardized metadata, uniform formatting and custom filters - are all designed to meet the exacting standards required by investment professionals. Comtex can be found on the Internet at www.comtex.com.


Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "will," "may" and other similar words. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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